C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2023 Fourth Quarter Results
Eden Prairie, MN, January 31, 2024 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended December 31, 2023.
Fourth Quarter Key Metrics:
•Gross profits decreased 20.0% to $609.3 million
•Income from operations decreased 34.5% to $107.4 million
•Adjusted operating margin(1) decreased 400 basis points to 17.4%
•Diluted earnings per share (EPS) decreased 67.5% to $0.26
•Adjusted EPS(1) decreased 52.8% to $0.50
•Cash generated by operations decreased by $726.1 million to $47.3 million

Full-Year Key Metrics:
•Gross profits decreased 27.9% to $2.6 billion
•Income from operations decreased 59.4% to $514.6 million
•Adjusted operating margin(1) decreased 1,550 basis points to 19.8%
•Diluted EPS decreased 63.2% to $2.72
•Adjusted EPS(1) decreased 56.2% to $3.30
•Cash generated by operations decreased by $918.2 million to $731.9 million
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

"Our fourth quarter results did not meet our expectations as we continue to battle through a poor demand and pricing environment. Weak freight demand in an elongated market trough, combined with excess carrier capacity, continued to result in a very competitive market," said C.H. Robinson's President and Chief Executive Officer, Dave Bozeman. "With this environment in play, we targeted more truckload volume in the spot market, where we could capture more profit due to seasonal market tension. This led to a sequential improvement in our overall truckload profit per load in October and November. However, in December, our profit per load declined as the cost of purchased transportation moved seasonally higher. In Global Forwarding, we increased our ocean shipments on a year-over-year basis, but they were down sequentially, as they typically are in a fourth quarter."

"As the global freight market fluctuates due to seasonal, cyclical and geopolitical factors, we remain focused on what we can control, by providing superior service to our customers and carriers, streamlining our processes by removing waste and manual touches, and delivering tools that enable our customer and carrier-facing employees to allocate their time to relationship building, value-added solutioning and exception management. Our 17% improvement in NAST shipments per person per day in the fourth quarter exceeded our stated 15% target and is an indicator of the progress that we’ve made on removing waste and manual touches. These efforts are also bearing fruit in other key areas of our business, as Global Forwarding achieved a 20% year-over-year improvement in their shipments per person per month in the fourth quarter. Our continued focus on productivity improvements is one part of our plan to address and optimize our enterprise-wide structural costs," added Bozeman. "As we continue to improve the customer experience and our cost to serve, I’m focused on ensuring that we’ll be ready for the eventual freight market rebound, with a durable cost structure that decouples volume growth from headcount growth and drives operating leverage."

"We share the sentiment of some of our peers, in that we’re happy to say goodbye to 2023. And although 2024 still presents some of the same challenges and headwinds, I’m excited about the work that we’re doing to reinvigorate Robinson’s winning culture and unlock the power of our portfolio. I continue to see an opportunity for the company to reach its full potential and create more shareholder value by improving our value proposition, increasing our market share, accelerating growth, further reducing our structural costs, and improving our efficiency, operating margins and profitability. I’m confident that together we will win for our customers, carriers, employees and shareholders, and I’m incredibly excited about our future," Bozeman concluded.

Summary of Fourth Quarter of 2023 Results Compared to the Fourth Quarter of 2022
•Total revenues decreased 16.7% to $4.2 billion, primarily driven by lower pricing in our truckload and ocean services.
•Gross profits decreased 20.0% to $609.3 million. Adjusted gross profits decreased 19.5% to $618.6 million, primarily driven by lower adjusted gross profit per transaction in truckload.
•Operating expenses decreased 15.4% to $511.2 million. Personnel expenses decreased 15.3% to $361.8 million, primarily due to cost optimization efforts and lower variable compensation. Average headcount declined 13.3%. Other selling, general and administrative (“SG&A”) expenses decreased 15.5% to $149.4 million, primarily due to an impairment of internally developed software recorded in the prior year and a decrease in purchased and contracted services in the current year.
•Income from operations totaled $107.4 million, down 34.5% due to the decrease in adjusted gross profits, partially offset by the decline in operating expenses. Adjusted operating margin(1) of 17.4% declined 400 basis points.
•Interest and other income/expense, net totaled $38.1 million of expense, consisting primarily of $21.6 million of interest expense, which decreased $3.1 million versus last year, due to a lower average debt balance, and an $18.5 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 55.3%, compared to 20.9% in the fourth quarter last year. The higher rate in the fourth quarter of this year was driven by one-time impacts of a settlement with the IRS related to tax incentives for domestic investments in the years 2014 through 2017 and the tax effects of the divestiture of our Argentina operations, partially offset by lower income before taxes.
•Net income totaled $31.0 million, down 67.8% from a year ago. Diluted EPS of $0.26 decreased 67.5%. Adjusted EPS(1) of $0.50 decreased 52.8%.
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

Summary of 2023 Year-to-Date Results Compared to 2022

•Total revenues decreased 28.7% to $17.6 billion, primarily driven by lower pricing in our ocean and truckload services.
•Gross profits decreased 27.9% to $2.6 billion. Adjusted gross profits decreased 27.5% to $2.6 billion, primarily driven by lower adjusted gross profit per transaction in truckload and ocean.
•Operating expenses decreased 10.2% to $2.1 billion. Personnel expenses decreased 14.9% to $1.5 billion, primarily due to cost optimization efforts and lower variable compensation. Average headcount declined 8.9%. Other SG&A expenses increased 3.5% to $624.3 million, primarily due to a $25.3 million gain on the sale-leaseback of our Kansas City regional center recorded in the prior year, partially offset by decreased purchased and contracted services in the current year.
•Income from operations totaled $514.6 million, down 59.4% from last year, due to the decrease in adjusted gross profits, partially offset by the decline in operating expenses. Adjusted operating margin(1) of 19.8% decreased 1,550 basis points.
•Interest and other income/expense, net totaled $105.4 million of expense, primarily consisting of $90.2 million of interest expense, which increased $13.1 million versus last year due to higher average variable interest rates. The year-to-date results also include a $24.4 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the full year ended December 31, 2023 was 20.5% compared to 19.4% in the year-ago period. The higher rate in the current period was driven by one-time impacts of a settlement with the IRS related to tax incentives for domestic investments in the years 2014 through 2017, the tax effects of the divestiture of our Argentina operations, and lower U.S. tax credits and incentives, partially offset by lower income before taxes.
•Net income totaled $325.1 million, down 65.4% from a year ago. Diluted EPS of $2.72 decreased 63.2%. Adjusted EPS(1) of $3.30 decreased 56.2%.
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% change	2023	2022	% change
Total revenues	$3,000,650	$3,563,071	(15.8)%	$12,471,075	$15,827,467	(21.2)%
Adjusted gross profits(1)	380,157	502,266	(24.3)%	1,593,854	2,196,704	(27.4)%
Income from operations	95,958	162,550	(41.0)%	459,960	833,302	(44.8)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the NAST segment totaled $3.0 billion, a decrease of 15.8% over the prior year, primarily driven by lower truckload pricing, reflecting an oversupply of truckload capacity compared to soft freight demand. NAST adjusted gross profits decreased 24.3% in the quarter to $380.2 million. Adjusted gross profits in truckload decreased 30.8% due to a 29.5% decrease in adjusted gross profit per shipment and a 1.5% decline in truckload shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, decreased approximately 13.5% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, decreased approximately 10.5%, resulting in a 28.0% decrease in truckload adjusted gross profit per mile. LTL adjusted gross profits decreased 9.0% versus the year-ago period, as adjusted gross profit per order decreased 8.5% and LTL shipments decreased 0.5%. NAST overall volume growth was down 1.0% for the quarter. Operating expenses decreased 16.3%, primarily due to cost optimization efforts, including lower average employee headcount, lower variable compensation, and lower technology expenses. NAST average employee headcount was down 15.8% in the quarter. Income from operations decreased 41.0% to $96.0 million, and adjusted operating margin declined 720 basis points to 25.2%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% change	2023	2022	% change
Total revenues	$708,814	$1,013,306	(30.0)%	$2,997,704	$6,812,008	(56.0)%
Adjusted gross profits(1)	162,322	188,749	(14.0)%	689,365	1,083,473	(36.4)%
Income from operations	22,576	28,216	(20.0)%	85,830	449,364	(80.9)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the Global Forwarding segment decreased 30.0% to $708.8 million, primarily driven by lower pricing in our ocean service, reflecting an oversupply of vessel capacity compared to soft freight demand. Adjusted gross profits decreased 14.0% in the quarter to $162.3 million. Ocean adjusted gross profits decreased 17.2%, driven by a 20.5% decrease in adjusted gross profit per shipment, partially offset by a 4.0% increase in shipments. Air adjusted gross profits decreased 11.5%, driven by a 9.0% decrease in adjusted gross profit per metric ton shipped and a 2.5% decline in metric tons shipped. Customs adjusted gross profits decreased 3.1%, driven primarily by a 7.5% decrease in adjusted gross profit per transaction, partially offset by a 4.5% increase in transaction volume. Operating expenses decreased 12.9%, primarily due to lower restructuring expenses, cost optimization efforts, including lower average employee headcount, and lower variable compensation. Fourth quarter average employee headcount decreased 12.6%. Income from operations decreased 20.0% to $22.6 million, and adjusted operating margin declined 100 basis points to 13.9% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% change	2023	2022	% change
Total revenues	$512,423	$490,444	4.5%	$2,127,664	$2,057,150	3.4%
Adjusted gross profits(1):
Robinson Fresh	$31,093	$28,476	9.2%	$131,216	$121,639	7.9%
Managed Services	28,846	29,799	(3.2)%	116,196	115,094	1.0%
Other Surface Transportation	16,205	18,884	(14.2)%	73,977	76,267	(3.0)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter Robinson Fresh adjusted gross profits increased 9.2% to $31.1 million, due to a 4.5% increase in case volume and integrated supply chain solutions for foodservice and wholesale customers. Managed Services adjusted gross profits decreased 3.2%, primarily due to a reduction in freight under management related to lower freight rates. Other Surface Transportation adjusted gross profits decreased 14.2% to $16.2 million, primarily due to a 16.6% decrease in Europe truckload adjusted gross profits.

Other Income Statement Items
The fourth quarter effective tax rate was 55.3%, up from 20.9% last year. The higher rate in the fourth quarter of this year was driven by one-time impacts of a settlement with the IRS related to tax incentives for domestic investments in the years 2014 through 2017, the tax effects from the divestiture of our Argentina business, and higher foreign taxes, partially offset by lower income before taxes and higher foreign tax credits. For 2024, we expect our full-year effective tax rate to be 17% to 19%.
Interest and other income/expense, net totaled $38.1 million of expense, consisting primarily of $21.6 million of interest expense, which decreased $3.1 million versus the fourth quarter of 2022 due to a lower average debt balance, and an $18.5 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were down 0.7% due to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $47.3 million in the fourth quarter, compared to $773.4 million of cash generated from operations in the fourth quarter of 2022. The $726.1 million decrease was primarily related to a $657.3 million decline in cash provided by changes in net operating working capital, due to a $7.4 million sequential increase in net operating working capital in the fourth quarter of 2023 compared to a $649.9 million sequential decrease in the fourth quarter of 2022.
In the fourth quarter of 2023, cash returned to shareholders totaled $74.1 million, with $72.6 million in cash dividends and $1.5 million in repurchases of common stock.
Capital expenditures totaled $16.1 million in the quarter. Capital expenditures for 2024 are expected to be $85 million to $95 million.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $22 billion in freight under management and 19 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for more than 90,000 of our customers and the more than 450,000 contract carriers on our platform. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with significant disruptions in the transportation industry; risks associated with identifying and completing suitable acquisitions; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; risks associated with reliance on technology to operate our business; cyber-security related risks; our ability to staff and retain employees; risks associated with operations outside of the U.S.; our ability to successfully integrate the operations of acquired companies with our historic operations; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of war on the economy; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of artificial intelligence technologies; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Fourth Quarter 2023 Earnings Conference Call
Wednesday, January 31, 2024; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% change	2023	2022	% change
Adjusted gross profits(1):
Transportation
Truckload	$243,839	$346,845	(29.7)%	$1,039,079	$1,561,310	(33.4)%
LTL	136,602	149,376	(8.6)%	550,373	632,116	(12.9)%
Ocean	99,191	120,296	(17.5)%	420,883	729,839	(42.3)%
Air	28,224	32,030	(11.9)%	123,470	198,166	(37.7)%
Customs	23,730	24,495	(3.1)%	97,096	107,691	(9.8)%
Other logistics services	59,402	68,909	(13.8)%	255,735	251,547	1.7%
Total transportation	590,988	741,951	(20.3)%	2,486,636	3,480,669	(28.6)%
Sourcing	27,635	26,223	5.4%	117,972	112,508	4.9%
Total adjusted gross profits	$618,623	$768,174	(19.5)%	$2,604,608	$3,593,177	(27.5)%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% change	2023	2022	% change
Revenues:
Transportation	$3,930,461	$4,798,027	(18.1)%	$16,372,660	$23,516,384	(30.4)%
Sourcing	291,426	268,794	8.4%	1,223,783	1,180,241	3.7%
Total revenues	4,221,887	5,066,821	(16.7)%	17,596,443	24,696,625	(28.7)%
Costs and expenses:
Purchased transportation and related services	3,339,473	4,056,076	(17.7)%	13,886,024	20,035,715	(30.7)%
Purchased products sourced for resale	263,791	242,571	8.7%	1,105,811	1,067,733	3.6%
Direct internally developed software amortization	9,320	6,656	40.0%	33,620	25,487	31.9%
Total direct expenses	3,612,584	4,305,303	(16.1)%	15,025,455	21,128,935	(28.9)%
Gross profit	$609,303	$761,518	(20.0)%	$2,570,988	$3,567,690	(27.9)%
Plus: Direct internally developed software amortization	9,320	6,656	40.0%	33,620	25,487	31.9%
Adjusted gross profit	$618,623	$768,174	(19.5)%	$2,604,608	$3,593,177	(27.5)%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring and gain on sale of property is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring and the gain on sale and leaseback of our Kansas City regional center in 2022 (the “gain on sale of property”). We believe adjusted operating margin and adjusted operating margin - excluding restructuring and gain on sale of property are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring and gain on sale of property are presented below:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2023	2022	% change		2023	2022	% change

Total revenues	$4,221,887	$5,066,821	(16.7%)		$17,596,443	$24,696,625	(28.7%)
Income from operations	107,429	164,034	(34.5%)		514,607	1,266,782	(59.4%)
Operating margin	2.5%	3.2%	(70) bps		2.9%	5.1%	(220) bps

Adjusted gross profit	$618,623	$768,174	(19.5%)		$2,604,608	$3,593,177	(27.5%)
Income from operations	107,429	164,034	(34.5%)		514,607	1,266,782	(59.4%)
Adjusted operating margin	17.4%	21.4%	(400)	bps	19.8%	35.3%	(1,550)	bps

Adjusted gross profit	$618,623	$768,174	(19.5%)		$2,604,608	$3,593,177	(27.5%)
Adjusted income from operations	103,153	200,718	(48.6%)		552,648	1,278,170	(56.8%)
Adjusted operating margin - excluding restructuring and gain on sale of property	16.7%	26.1%	(940)	bps	21.2%	35.6%	(1,440)	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring and gain on sale of property, and adjusted net income per share (diluted) are non-GAAP financial measures. Adjusted income (loss) from operations and adjusted net income per share (diluted) is calculated as income (loss) from operations, adjusted operating margin - excluding restructuring and gain on sale of property, and net income per share (diluted) excluding the impact of restructuring and gain on sale of property. The adjustments to net income per share (diluted) include restructuring-related costs, gain on sale of property, a foreign currency loss on divested operations, and an income tax settlement. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring and gain on sale of property, and adjusted net income per share (diluted). The reconciliation of income (loss) from operations to adjusted income (loss) from operations, adjusted operating margin - excluding restructuring and gain on sale of property, and net income per share (diluted) to adjusted income (loss) from operations and adjusted net income per share (diluted) is presented below (in thousands except per share data):

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2023
Non-GAAP Reconciliation:
Income (loss) from operations	$95,958	$22,576	$(11,105)	$107,429
Severance and other personnel expenses	—	(925)	(409)	(1,334)
Other selling, general, and administrative expenses	—	(3,084)	142	(2,942)
Total adjustments to operating income (loss)(1)	—	(4,009)	(267)	(4,276)
Adjusted income (loss) from operations	$95,958	$18,567	$(11,372)	$103,153

Adjusted gross profit	$380,157	$162,322	$76,144	$618,623
Adjusted income (loss) from operations	95,958	18,567	(11,372)	103,153
Adjusted operating margin - excluding restructuring	25.2%	11.4%	N/M	16.7%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2023
Income (loss) from operations	$459,960	$85,830	$(31,183)	$514,607
Severance and other personnel expenses	1,083	3,817	13,509	18,409
Other selling, general, and administrative expenses	8	18,158	1,466	19,632
Total adjustments to operating income (loss)(2)	1,091	21,975	14,975	38,041
Adjusted income (loss) from operations	$461,051	$107,805	$(16,208)	$552,648

Adjusted gross profit	$1,593,854	$689,365	$321,389	$2,604,608
Adjusted income (loss) from operations	461,051	107,805	(16,208)	552,648
Adjusted operating margin - excluding restructuring	28.9%	15.6%	N/M	21.2%

	Three Months Ended December 31, 2023		Twelve Months Ended December 31, 2023
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$30,973	$0.26	$325,129	$2.72
Restructuring and related costs, pre-tax(1)(2)	(2,856)	(0.02)	39,461	0.32
Foreign currency loss on divested operations, pre-tax	7,454	0.06	16,375	0.14
Income tax settlement and tax effect of adjustments	23,928	0.20	14,172	0.12
Adjusted net income and per share (diluted)	$59,499	$0.50	$395,137	$3.30
____________________________________________
(1) The three months ended December 31, 2023 include restructuring expense adjustments of $4.3 million related to the divestiture of our operations in Argentina.
(2) The twelve months ended December 31, 2023 include restructuring expenses of $18.4 million related to workforce reductions in addition to $19.6 million of asset impairment and other charges related to the divestiture of our operations in Argentina.

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2022
Non-GAAP Reconciliation:
Income (loss) from operations	$162,550	$28,216	$(26,732)	$164,034
Severance and other personnel expenses	6,323	3,831	11,380	21,534
Other selling, general, and administrative expenses	3,175	3,174	8,801	15,150
Total adjustments to operating income (loss)(1)	9,498	7,005	20,181	36,684
Adjusted income (loss) from operations	$172,048	$35,221	$(6,551)	$200,718

Adjusted gross profit	$502,266	$188,749	$77,159	$768,174
Adjusted income (loss) from operations	172,048	35,221	(6,551)	200,718
Adjusted operating margin - excluding restructuring	34.3%	18.7%	N/M	26.1%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2022
Income (loss) from operations	$833,302	$449,364	$(15,884)	$1,266,782
Severance and other personnel expenses	6,323	3,831	11,380	21,534
Other selling, general, and administrative expenses	3,175	3,174	(16,495)	(10,146)
Total adjustments to operating income (loss)(1)(2)	9,498	7,005	(5,115)	11,388
Adjusted income (loss) from operations	$842,800	$456,369	$(20,999)	$1,278,170

Adjusted gross profit	$2,196,704	$1,083,473	$313,000	$3,593,177
Adjusted income (loss) from operations	842,800	456,369	(20,999)	1,278,170
Adjusted operating margin - excluding restructuring and gain on sale of property	38.4%	42.1%	N/M	35.6%

	Three Months Ended December 31, 2022		Twelve Months Ended December 31, 2022
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$96,193	$0.80	$940,524	$7.40
Restructuring and related costs, pre-tax(1)	36,684	0.30	36,684	0.29
Gain on sale of property, pre-tax(2)	—	—	(25,296)	(0.20)
Foreign currency loss on divested operations, pre-tax	3,407	0.03	9,268	0.07
Tax effect of adjustments	(8,804)	$(0.07)	(2,733)	$(0.02)
Adjusted net income and per share (diluted)	$127,480	$1.06	$958,447	$7.54
____________________________________________
(1) The three and twelve months ended December 31, 2022 include restructuring expenses of $21.5 million related to workforce reductions and $15.2 million of other charges, primarily related to an impairment of internally developed software due to reprioritizing our investments in technology to accelerate our digital transformation and productivity initiatives.
(2) The twelve months ended December 31, 2022 include a gain on sale of property and equipment of $25.3 million related to the sale-leaseback of our Kansas City regional center.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2023	2022	% change	2023	2022	% change

Revenues:
Transportation	$3,930,461	$4,798,027	(18.1)%	$16,372,660	$23,516,384	(30.4)%
Sourcing	291,426	268,794	8.4%	1,223,783	1,180,241	3.7%
Total revenues	4,221,887	5,066,821	(16.7)%	17,596,443	24,696,625	(28.7)%
Costs and expenses:
Purchased transportation and related services	3,339,473	4,056,076	(17.7)%	13,886,024	20,035,715	(30.7)%
Purchased products sourced for resale	263,791	242,571	8.7%	1,105,811	1,067,733	3.6%
Personnel expenses	361,820	427,310	(15.3)%	1,465,735	1,722,980	(14.9)%
Other selling, general, and administrative expenses	149,374	176,830	(15.5)%	624,266	603,415	3.5%
Total costs and expenses	4,114,458	4,902,787	(16.1)%	17,081,836	23,429,843	(27.1)%
Income from operations	107,429	164,034	(34.5)%	514,607	1,266,782	(59.4)%
Interest and other income/expense, net	(38,149)	(42,476)	(10.2)%	(105,421)	(100,017)	5.4%
Income before provision for income taxes	69,280	121,558	(43.0)%	409,186	1,166,765	(64.9)%
Provision for income taxes	38,307	25,365	51.0%	84,057	226,241	(62.8)%
Net income	$30,973	$96,193	(67.8)%	$325,129	$940,524	(65.4)%

Net income per share (basic)	$0.26	$0.81	(67.9)%	$2.74	$7.48	(63.4)%
Net income per share (diluted)	$0.26	$0.80	(67.5)%	$2.72	$7.40	(63.2)%

Weighted average shares outstanding (basic)	118,605	119,212	(0.5)%	118,551	125,743	(5.7)%
Weighted average shares outstanding (diluted)	119,613	120,472	(0.7)%	119,677	127,150	(5.9)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2023
Total revenues	$3,000,650	$708,814	$512,423	$4,221,887
Adjusted gross profits(1)	380,157	162,322	76,144	618,623
Income (loss) from operations	95,958	22,576	(11,105)	107,429
Depreciation and amortization	5,638	2,915	14,533	23,086
Total assets(2)	3,008,459	1,094,895	1,121,926	5,225,280
Average employee headcount	6,103	5,021	4,195	15,319

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2022
Total revenues	$3,563,071	$1,013,306	$490,444	$5,066,821
Adjusted gross profits(1)	502,266	188,749	77,159	768,174
Income (loss) from operations	162,550	28,216	(26,732)	164,034
Depreciation and amortization	5,542	5,441	13,070	24,053
Total assets(2)	3,304,480	1,507,913	1,142,171	5,954,564
Average employee headcount	7,251	5,745	4,676	17,672
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2023
Total revenues	$12,471,075	$2,997,704	$2,127,664	$17,596,443
Adjusted gross profits(1)	1,593,854	689,365	321,389	2,604,608
Income (loss) from operations	459,960	85,830	(31,183)	514,607
Depreciation and amortization	23,027	19,325	56,633	98,985
Total assets(2)	3,008,459	1,094,895	1,121,926	5,225,280
Average employee headcount	6,469	5,222	4,350	16,041

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2022
Total revenues	$15,827,467	$6,812,008	$2,057,150	$24,696,625
Adjusted gross profits(1)	2,196,704	1,083,473	313,000	3,593,177
Income (loss) from operations	833,302	449,364	(15,884)	1,266,782
Depreciation and amortization	23,643	21,835	47,298	92,776
Total assets(2)	3,304,480	1,507,913	1,142,171	5,954,564
Average employee headcount	7,365	5,712	4,524	17,601

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$145,524	$217,482
Receivables, net of allowance for credit loss	2,381,963	2,991,753
Contract assets, net of allowance for credit loss	189,900	257,597
Prepaid expenses and other	163,307	122,406
Total current assets	2,880,694	3,589,238

Property and equipment, net of accumulated depreciation and amortization	144,718	159,432
Right-of-use lease assets	353,890	372,141
Intangible and other assets, net of accumulated amortization	1,845,978	1,833,753
Total assets	$5,225,280	$5,954,564

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,370,334	$1,570,559
Accrued expenses:
Compensation	135,104	242,605
Transportation expense	147,921	199,092
Income taxes	4,748	15,210
Other accrued liabilities	159,435	168,009
Current lease liabilities	74,451	73,722
Current portion of debt	160,000	1,053,655
Total current liabilities	2,051,993	3,322,852

Long-term debt	1,420,487	920,049
Noncurrent lease liabilities	297,563	313,742
Noncurrent income taxes payable	21,289	28,317
Deferred tax liabilities	13,177	14,256
Other long-term liabilities	2,074	1,926
Total liabilities	3,806,583	4,601,142

Total stockholders’ investment	1,418,697	1,353,422
Total liabilities and stockholders’ investment	$5,225,280	$5,954,564

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Twelve Months Ended December 31,
Operating activities:	2023	2022(1)

Net income	$325,129	$940,524
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	98,985	92,776
Provision for credit losses	(6,047)	(4,476)
Stock-based compensation	58,169	90,677
Deferred income taxes	(37,746)	(58,566)
Excess tax benefit on stock-based compensation	(11,319)	(13,662)
Loss on disposal group held for sale	17,698	—
Other operating activities	5,541	(6,627)
Changes in operating elements, net of acquisitions:
Receivables	607,259	923,524
Contract assets	68,041	197,097
Prepaid expenses and other	(39,048)	(28,495)
Right of use asset	19,255	(82,754)
Accounts payable and outstanding checks	(200,843)	(307,266)
Accrued compensation	(108,084)	42,266
Accrued transportation expenses	(51,171)	(143,686)
Accrued income taxes	(2,284)	(69,817)
Other accrued liabilities	(11,991)	2,371
Lease liability	(16,500)	83,084
Other assets and liabilities	16,902	(6,799)
Net cash provided by operating activities	731,946	1,650,171
Investing activities:
Purchases of property and equipment	(29,989)	(61,915)
Purchases and development of software	(54,122)	(66,582)
Proceeds from sale of property and equipment	1,324	63,579
Net cash used for investing activities	(82,787)	(64,918)
Financing activities:
Proceeds from stock issued for employee benefit plans	56,914	100,059
Stock tendered for payment of withholding taxes	(25,294)	(28,388)
Repurchases of common stock	(63,884)	(1,459,900)
Cash dividends	(291,569)	(285,317)
Proceeds from long-term borrowings	—	200,000
Proceeds from short-term borrowings	3,893,750	4,500,000
Payments on short-term borrowings	(4,287,750)	(4,646,000)
Net cash used for financing activities	(717,833)	(1,619,546)
Effect of exchange rates on cash and cash equivalents	(3,284)	(5,638)
Net change in cash and cash equivalents	(71,958)	(39,931)
Cash and cash equivalents, beginning of period	217,482	257,413
Cash and cash equivalents, end of period	$145,524	$217,482
	As of December 31,
Operational Data:	2023	2022
Employees	15,246	17,399

____________________________________________
(1) The Twelve Months Ended December 31, 2022 has been adjusted to conform to current year presentation.

Source: C.H. Robinson
CHRW-IR